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                                                                   EXHIBIT 10.1



                                                     August  21, 2002

Mr. Gustavo Benejam
8185 Twin Lake Drive
Boca Raton, FL 33496


                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS


Dear Mr. Benejam:

         This letter will serve as confirmation that your employment with America Online Latin America, Inc. ("AOLA", together with any successors, subsidiaries, merged entities, parent entities and their respective affiliates, collectively the "Company") will end as set forth in this letter. This Separation Agreement and Release of Claims ("Agreement"), upon your signature, will constitute the complete agreement between you and the Company regarding the terms of your separation of employment.

1. Subject to paragraph 3A, your employment with the Company will cease at the close of business on September 30, 2003 (the "Separation Date") on the terms and conditions set forth in this Agreement. Effective at the close of business on September 30, 2002 (the "Trigger Date"), you will cease to perform your regular duties for the Company, you shall no longer have authority to bind the Company and you shall not hold yourself out to third parties as having such authority; provided, that you shall perform duties for the Company after the Trigger Date from time to time if and as reasonably requested by the Company until the close of business on the Separation Date, subject to your availability.

2. You will continue to be paid your salary (at the current annual rate) and be provided with the Company's standard benefit package (including health benefits, life insurance, continued participation in stock option plans with respect to stock options granted to you prior to the date hereof and participation in the Company's 401(k) plan) through the Separation Date. To the extent not covered by the Company's current health plan, the Company will reimburse you for the reasonable out-of-pocket cost of your regular executive physical examination for 2002 and 2003. The last salary payment, together with payment for accrued and unused vacation (you will continue to accrue, through the Separation Date, vacation days at the rate



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         of four weeks per year, subject to proportional reduction pursuant to paragraph 3A) through the Separation Date, will be made on or before the next regularly scheduled pay date following the Separation Date. The Company acknowledges that as of the date hereof, you have 19 accrued and unpaid vacation days. In addition, you will be paid, on January 3, 2003 with respect to fiscal year 2002, 100% of the annual bonus for which you were eligible for fiscal year 2002, which is an amount equal to $167,500. You will not be eligible for any bonus for any period following fiscal year 2002. You will not be entitled to receive any additional stock options following the date hereof. Applicable payroll deductions and appropriate tax withholdings will be made from all salary and other payments made pursuant to this paragraph.

3. Your health benefits will continue through the Separation Date. With respect to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), your COBRA period will begin on the day following the Separation Date. You will receive separate information regarding your option to continue, at your expense under COBRA, health benefits after the Separation Date. All other benefits will terminate on the Separation Date.

3A. At any time during the term of this Agreement, you will have the option to notify the Company (the "Acceleration Notice") that you have elected for the Separation Date to occur on a date (the "Accelerated Date") specified in the Acceleration Notice, which date shall be not less than 15 business days following the date of the Acceleration Notice. If you give the Acceleration Notice, you will be entitled to receive a lump sum payment equivalent to the aggregate amount of salary that would have been payable to you from the date of the Acceleration Notice through the original Separation Date (together with payment for accrued and unpaid vacation days as described in paragraph 2), and the Accelerated Date shall immediately become the Separation Date for all other purposes of this Agreement. The lump sum payment will be made on the Accelerated Date. Except as provided in this paragraph 3, the giving of the Acceleration Notice will not modify or effect the validity of this Agreement.

4. Prior to your departure from work on the Trigger Date, you must return to the Company all the Company property in your possession, including, but not limited to, keys, pagers, and the original and all copies of any written, recorded, or computer-readable information about Company practices, procedures, trade secrets, customer lists, or product marketing associated with the Company's online services business; provided, that you may retain following the Separation Date your cellular phone and your laptop computer (after all Company confidential information has been removed from the hard drive). As provided in AOLA's Confidential Information, Non-Competition and Proprietary Rights Agreement which you signed dated June 18, 2000 (the "NDA"), you have agreed not to disclose to others information about the Company's practices, procedures, trade secrets, customer lists, or product marketing, except as required by law, and that agreement remains in full force and effect, and shall remain in full force and effect following your separation from the Company. In addition, (i) upon your request, and subject to the applicable policies of Sprint PCS, the Company will transfer into your name the cellular telephone number and account with Sprint


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         PCS currently attributed to you, provided that you will then be financially responsible for such account and (ii) you will be entitled to keep your AOL screennames and AOL account (subject to the terms of service and other terms and conditions that may be imposed by AOL, Inc.), provided that you will then be financially responsible for such account.

5. In addition, the services of Drake Beam Morin, a professional outplacement and counseling firm, will be provided to you, at the Company's expense, through March 31, 2003, to assist you in securing other employment.

6. The agreement of the Company to extend your employment past the Trigger Date and to agree to pay you your full bonus with respect to fiscal year 2002 as set forth above are being offered solely in consideration for your release of claims, as set forth in Paragraph 7, your compliance with the terms of this Agreement and your continued compliance with the NDA as set forth above. Such agreements are not, and should not be construed as, an admission of any kind whatsoever by the Company, and the Company denies it has engaged in any wrongdoing against you.

7. In consideration of the Company's agreement as stated above, you agree to discharge and release unconditionally the Company, ADP TotalSource (as co-employer), their successors and their respective predecessors, subsidiaries, affiliates, related entities, merged entities and their parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (the "Releasees") from any and all claims, actions, causes of action, demands, obligations or damages of whatever nature, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement, arising from your employment with the Company and separation of your employment with the Company or otherwise, including any claim arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date (all of the foregoing, collectively "Claims"). The Claims you are waiving include, but are not limited to, any and all claims arising out of or related to or under: the employment letter between you and the Company dated February 28, 2000, any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; the Employee Retirement Income Security Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN), or similar statutes; the Fair Labor Standards Act; the Family Leave and Medical Act; the National Labor Relations Act; the Employee
         Retirement Income Security Act; 42 U.S.C. 1981; the Older Workers Benefits Protection Act; Chapter 760, Florida Statutes; Chapter 448, Florida Statutes; analogous federal, state and local laws, regulations, statutes or ordinances; any principle of common law; all claims for any type of relief from the Releasees, and any other federal, state and local claims, whether statutory or common law, and whether tort or contract. This release of claims does not affect any pending claim for


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         workers' compensation benefits, your vested rights, if any, in the
         Company's 401(k) plan, or your rights to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements and notices under which such options were granted. In addition, this Agreement is not intended to impair any rights, if any, to indemnification that you may have pursuant to the Company's organizational documents or insurance policies related to your duties as Officer or Employee of the Company.

8. You agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation or other matter arising out of or related to your service as an employee, officer, or director of the Company. The Company will reimburse you for the reasonable out-of-pocket costs incurred by you in rendering such assistance to the Company.

9. You represent and agree that you have not filed any complaint or charge or lawsuit of any kind whatsoever against the Company with any other governmental agency or any court and you further represent and agree that you will not file or institute or participate in any litigation, award or judgment with any State or Federal court any time hereafter or, unless required by law or pursuant to Paragraph 8 above, testify or provide documents or information for or to any other person or entity with regard to any matter related to or arising out of your employment with the Company or the termination thereof, this Agreement or any matters released herein; provided, that this shall not limit you from filing a lawsuit for the purpose of enforcing your rights under this Agreement.

10. You understand and agree that the terms of this agreement are confidential, and you agree not to disclose to others the terms of this Agreement, except as required by law or with the written consent of the Company, provided, however, that this paragraph does not preclude disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, provided further that prior to making any such disclosure you will inform any such persons that this confidentiality clause is in effect and that they are bound by it.

11. You agree not to make any untruthful remarks or statements about the Releasees and their respective officers, directors, employees or agents. You agree that this Agreement will be filed by the Company with the United States Securities and Exchange Commission.

12. You agree that in the event you breach any of your obligations under paragraph 1, 4, 8, 9, 10 or 11 of this Agreement, the Company will be entitled to seek recovery or setoff of the full amount of the salary and bonus paid or to be paid to you following September 30, 2002.

13. If the payments and benefits provided under this Agreement to you, either alone or with other payments and benefits, would constitute "excessive parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), then the payments and other benefits under this Agreement shall be reduced to the extent necessary so



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         that no portion thereof shall be subject to the excise tax imposed by
         Section 4999 of the Code. Either you or the Company may request a determination as to whether the payments or benefits would constitute an excess parachute payment and, if requested, such determination shall be made by independent tax counsel selected by the Company and approved by you. At your election and to the extent not otherwise paid, you may determine the amount of cash and/or elements of non-cash fringe benefits to reduce so that such payments and benefits will not constitute excess parachute payments.


14. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with regard to any otherwise applicable principles of conflicts of law.

15. If any portion of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause of the remainder of this Agreement.

16. You understand that you have been given a period of 45 days to review and consider this Agreement and to consult with an attorney and other advisors of your choice before signing it. You further understand that you may use as much of this 45-day period as you wish prior to signing. You further acknowledge that you have received certain supplemental information, which constitutes the disclosure required to be provided under the Older Workers Benefit Protection Act.

17. You may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering written notice of revocation to America Online Latin America, Inc., 6600 N. Andrews Ave., Suite 400, Ft. Lauderdale, FL 33309, Attn: President. For this revocation to be effective, written notice must be received by the President of the Company no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement, it shall not be effective or enforceable and Employee will not receive the benefits described in this Agreement.


                                           Sincerely,



                                           /s/ Charles M. Herington
                                           --------------------------
                                           Charles M. Herington
                                           President and Chief Executive Officer
                                           America Online Latin America, Inc.



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By signing this letter, I acknowledge that I have had the opportunity to review this agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this agreement I am releasing the Company from all claims against it; that I have read this agreement and understand its terms; that I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; and that I voluntarily agree to them.



/s/ Gustavo Benejam                                         Dated: 8/23/02
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Gustavo Benejam



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